EXHIBIT 2.2(c)

SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT

This SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is entered into as of April 15, 2020 by and between Synaptics Incorporated, a company organized and existing under the laws of Delaware (“Seller”), and Beijing OmniVision Technologies Co. Ltd., a limited liability company organized and existing under the laws of the People’s Republic of China (the “Replacement Purchaser”) and amends that certain Asset Purchase Agreement entered into by and among Seller and Creative Legend Investments Ltd., a company organized and existing under the laws of the British Virgin Islands (the “Original Purchaser”), dated as of December 18, 2019, as amended on March 3, 2020 (the “Asset Purchase Agreement”), and as assigned to the Replacement Purchaser by the Original Purchaser pursuant to that certain Assignment and Assumption Agreement of even date herewith by and among Seller, the Replacement Purchaser and the Original Purchaser. Seller and the Replacement Purchaser are referred to herein collectively as the “Parties” and, individually, as a “Party.” Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Asset Purchase Agreement.

RECITALS

WHEREAS, pursuant to Section 12.04 of the Asset Purchase Agreement, the Parties may amend the Asset Purchase Agreement on the terms set forth herein;

WHEREAS, concurrent with the execution of this Amendment, Parent Guarantor is executing a joinder agreement to the Asset Purchase Agreement; and

WHEREAS, the Parties desire to amend the Asset Purchase Agreement in order to (i) add the Parent Guarantor as a party to the Asset Purchase Agreement, (ii) add a new Section 12.15 to the Asset Purchase Agreement to provide that the Parent Guarantor shall guarantee the Replacement Purchaser’s obligations under the Asset Purchase Agreement in all respects as contemplated by Section 12.01(a) of the Asset Purchase Agreement, (iii) update the definition of “Purchaser Group” in Section 1.01 of the Asset Purchase Agreement by updating Schedule III to the Asset Purchase Agreement as contemplated by Section 4.04(b) of the Asset Purchase Agreement; (iv) revise Section 3.02(a) of the Asset Purchase Agreement; (v) revise Section 12.01 of the Asset Purchase Agreement to clarify that the Replacement Purchaser will not execute a joinder to the Asset Purchase Agreement; (vi) update Section 12.06(b) of the Asset Purchase Agreement; (vii) amend Section 2.05 of the Asset Purchase Agreement to account for a delayed transfer of certain assets; (viii) amend the definitions of “Closing Business Product Inventory” and “Closing Inventory Consideration” in Section 1.01 of the Asset Purchase Agreement; (ix) add the definition of “Excluded Inventory” to Section 1.01 of the Asset Purchase Agreement; and (x) amend Section 8.10(a) of the Asset Purchase Agreement to clarify that the sale of Excluded Inventory would not be subject to the non-competition restrictions set forth therein.

NOW, THEREFORE, in consideration of the promises herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Preamble. The preamble to the Asset Purchase Agreement is hereby amended to add the following clause after (“Purchaser”): “, and Will Semiconductor (Shanghai) Co. Ltd. (上

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海韦尔半导体股份有限公司), a company limited by shares organized and existing under the laws of the People’s Republic of China, solely with respect to Section 12.15 (the “Parent Guarantor”).”

2.Section 1.01.  The definition of “Closing Business Product Inventory” in Section 1.01 of the Asset Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“Closing Business Product Inventory” means all Business Product Inventory as of the Closing that is useable and saleable in the Ordinary Course of Business; provided, however, that Excluded Inventory will not be included as Closing Business Product Inventory.”

3.Section 1.01.  The definition of “Closing Inventory Consideration” in Section 1.01 of the Asset Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“Closing Inventory Consideration” shall mean the dollar value of the Closing Business Product Inventory calculated in accordance with the valuation methodology set forth on Section 3.01(b) of the Disclosure Letter, provided, however, that the dollar value for certain Closing Product Inventory specified on the Inventory Statement delivered to Purchaser by Seller shall be as set forth on the Inventory Statement.”

4.Section 1.01.  Section 1.01 of the Asset Purchase Agreement is hereby amended to add the following definition:

“Excluded Inventory” means Business Product Inventory that is identified on the Inventory Statement as Excluded Inventory.

5.Section 2.05. Section 2.05 of the Asset Purchase Agreement is hereby amended to add the following sentence to the end of such Section:

“Notwithstanding anything else to the contrary in this Agreement, the Parties agree that the Equipment and Fixed Assets located at the Seller’s Nakano, Japan office will not be required to be shipped to Purchaser until May 11, 2020 and that Seller will use commercially reasonable efforts to ship such Equipment and Fixed Assets to Purchaser on or promptly after such date.”

6.Section 3.02(a). Section 3.02(a) of the Asset Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“Subject to the terms and conditions of this Agreement, including Section 3.02(c), at the Closing, Purchaser shall pay, or cause to be paid by a member of the Purchaser Group or by the Parent Guarantor, to Seller a cash payment in an amount equal to (i) the Base Consideration, plus (ii) the Estimated Closing Inventory

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Consideration as set forth in the Inventory Statement, by wire transfer in immediately available funds to the Seller Bank Account(s).”

7.Section 8.10(a). Section 8.10(a) of the Asset Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“Non-Competition. For a period of five (5) years from the Closing Date, neither Seller nor any of its controlled Affiliates shall, either directly or indirectly, as a stockholder, investor, partner, advisor, consultant or otherwise, anywhere in the Restricted Territory, engage in the Restricted Business. The “Restricted Territory” shall mean anywhere in the world where the Business operates as of the Signing Date. The “Restricted Business” shall mean the design, manufacture, development, procurement, marketing, distribution, licensing, support, maintenance, offers to sale, or sale of single-chip LCD TDDI products and applications for LCD mobile displays, including any products that are the same as, or substantially similar in function to, the Business Products. Notwithstanding anything in this Agreement to the contrary, the foregoing covenant will not in any way prevent or restrict Seller or any of its controlled Affiliates from (w), solely until such time as Seller has sold off all Excluded Inventory, marketing, distributing, licensing, supporting, maintaining, using, importing, exporting, offering to sell and selling Excluded Inventory, (x) marketing or offering to sell products that are the same as, or substantially similar in function to, the Business Products in the Restricted Territory solely to the Persons set forth on Schedule 8.10(a), (y) participating in the Restricted Business in the Restricted Territory solely with respect to the Persons set forth on Schedule 8.10(a), and (z) owning securities having no more than 5% of the outstanding voting power of any Person and such ownership will not be deemed to be a violation of this Section 8.10(a). For the avoidance of doubt, Seller and its controlled Affiliates shall be permitted to, directly or indirectly, engage in any business anywhere in the world that develops, manufactures, produces, markets, sells or distributes any products with respect to the automotive market, Multichip TDDI and Large TDDI.”

8.Section 12.01.  The second sentence of Section 12.01 of the Asset Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“No Party may assign any of its rights or obligations hereunder without the prior written approval of the other Party (which shall not be unreasonably withheld); provided, however, that Purchaser may assign all of its rights hereunder to the Person set forth on Schedule 12.01 (the “Designated Assignee”) or one of the Designated Assignee’s wholly-owned Subsidiaries (such assignee, the “Replacement Purchaser”) pursuant to an assignment and assumption agreement in form and substance reasonably acceptable to Seller (the “Assignment”), if, and only if, concurrent with the Assignment, Seller and the Replacement Purchaser amend this Agreement pursuant to an amendment agreement in form and substance reasonably acceptable to Seller to provide that (a) the Person set forth on Schedule 12.01(a) (the “Parent Guarantor”) shall act as a parent guarantor of the Replacement Purchaser’s obligations hereunder in all respects and (b) if the

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Replacement Purchaser is not the Designated Assignee, the Person set forth on Schedule 12.01(b) (the “Additional Guarantor”), shall act as an additional guarantor of the Replacement Purchaser’s obligations hereunder in all respects, and the Parent Guarantor and, if applicable, the Additional Guarantor will execute joinders to this Agreement, as amended, in form and substance reasonably acceptable to Seller.”

9.Section 12.06(b).  Section 12.06(b) of the Asset Purchase Agreement is hereby amended to add the notice information with respect to Parent Guarantor as follows:

“if to Parent Guarantor, to:

Will Semiconductor (Shanghai) Co. Ltd.

Address:7F, Building 4

No. 3000 Longdong Ave.

Pudong, Shanghai, China

Attention:Jianqiu Ma

Email:	will_inve@corp.ovt.com

with a copy to (which will not constitute notice):

Beijing Dacheng Law Offices, LLP(Shanghai)

Address:15th/16th Floor, Shanghai Tower

501 Yincheng Road (M)

Pudong New Area, Shanghai, China

Attention:XU Wanhui

Email:	wanhui.xu@dentons.cn”

10.Section 12.15. The Asset Purchase Agreement is hereby amended by adding the following as Section 12.15:

“Section 12.15.  Parent Guarantor Guarantee.  The Parent Guarantor unconditionally, absolutely and irrevocably guarantees the timely performance of each and every agreement, covenant and obligation of the Purchaser under the provisions of this Agreement. The Parent Guarantor acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishment of the Purchaser’s liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of this guarantee.  The Parent Guarantor hereby waives, for the benefit of Seller, (a) any right to require Seller as a condition of payment or performance of the Parent Guarantor to proceed against the Purchaser or pursue any other remedies whatsoever and (b) to the fullest extent permitted by applicable Law, any defenses or benefits that may be derived from or afforded by applicable Law that limit the Liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to the Purchaser.  This Section 12.15 may not be amended without the prior written consent of the Parent Guarantor.”

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11.Schedule III. Schedule III of the Asset Purchase Agreement is hereby amended and restated in its entirety to be in the form attached to this Amendment as Exhibit A.

12.Transferred Contract. The Parties hereby agree that, as contemplated by Section 2.01(d)(ii) of the Asset Purchase Agreement, that certain Technology Exclusivity Agreement, effective January 16, 2020, between Huawei Device Co., Ltd. and Synaptics Hong Kong Limited, is hereby deemed a Transferred Contract under the Asset Purchase Agreement.

13.Effect of this Amendment. Except as expressly provided in this Amendment, the Asset Purchase Agreement shall not be amended or otherwise modified. In the event there is a conflict between the terms of the Asset Purchase Agreement and the terms of this Amendment, the terms provided in this Amendment shall control. On and after the date hereof, each reference in the Asset Purchase Agreement to “this Agreement,” “hereunder,” “hereof,” “hereto,” “herein,” or words of like import referring to the Asset Purchase Agreement shall mean and be a reference to the Asset Purchase Agreement as amended by this Amendment.

14.Full Force and Effect. This Amendment is expressly made subject to the terms and conditions of the Asset Purchase Agreement as modified herein, and, except as expressly modified herein, the Asset Purchase Agreement shall continue in full force and effect without change.

15.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

16.Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have duly executed this Amendment as of the date first written above.

SYNAPTICS INCORPORATED

By: /s/ John McFarland

Name: John McFarland

Title:  Senior Vice President, General Counsel and Secretary

[Signature page to Second Amendment to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have duly executed this Amendment as of the date first written above.

Beijing OmniVision Technologies Co. Ltd.

By: /s/ Hongli Yang

Name: Hongli Yang

Title: President & Director

[Signature page to Second Amendment to Asset Purchase Agreement]

Exhibit A

SCHEDULE iII

Creative Legend Semiconductor (Hong Kong) Limited

Creative Legend Semiconductor (ShaoXing) Co., Ltd.

Beijing OmniVision Technologies Co. Ltd.

Fannsee LLC, Taiwan Branch

Creative Legend Investments Ltd.